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                                                                   Exhibit 10.13

                            NON-COMPETITION AGREEMENT

NON-COMPETITION AGREEMENT, dated as of March 10, 1998, among ORION POWER HOLDINGS, INC., a Delaware corporation (the "Company"), Baltimore Gas and Electric Company, a Maryland corporation ("BGE"), and CONSTELLATION POWER, INC., a Maryland corporation ("CPI").

                                   WITNESSETH

       WHEREAS, GS CAPITAL PARTNERS II, L.P., a Delaware limited partnership ("GSCP"), and CONSTELLATION POWER SOURCE, INC., a Delaware corporation ("Constellation"), on March 10, 1998, caused the formation of the Company and entered into a Stockholders' Agreement relating thereto;

       WHEREAS, the Company has been formed for the purpose of investing in and managing the operations of electric generating assets in the United States and Canada (the "Portfolio Assets");

       WHEREAS, Constellation and the Company have entered into a Strategic Alliance Agreement, dated the date hereof (the "CPS Strategic Alliance Agreement"), whereby Constellation will be the exclusive provider of power marketing and risk management services for the Portfolio Assets subject to the terms of the CPS Strategic Alliance Agreement;

       WHEREAS, Constellation Operating Services, Inc. ("COSI") and the Company have entered into a Strategic Alliance Agreement, dated the date hereof (the "COSI Strategic Alliance Agreement"), whereby COSI will be the exclusive provider of operations and maintenance services for the Portfolio Assets and their associated transmission and fuel supply infrastructure subject to the terms of the COSI Strategic Alliance Agreement;

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       WHEREAS, the parties hereto intend to establish terms pursuant to which
CPI, BGE and any affiliate of BGE (collectively, the "CPI Group") may engage in the acquisition of Facilities.

       NOW, THEREFORE, in consideration of the promises and of the mutual commitments and obligations hereinafter set forth, the parties hereto hereby agree as follows:

       SECTION 1. Definitions. As used herein, the following terms shall have the following meanings:

       "Auction" means the attempted sale of a Facility pursuant to which the owner of the Facility has stated or announced that it intends to have or is having discussions, for the purpose of soliciting bids, with respect to such sale of the Facility, or interests therein, with more than one potential buyer.

       "Facility" means an electric generating facility in the United States or Canada that, at the time of any purchase or attempted purchase, is either fully constructed or has, or has previously had, commercial operations.

       "IPO" means an underwritten offering or series of underwritten offerings pursuant to which the common stock, par value $.01 per share ("Common Stock") of the Company, becomes registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a) in which either (i) the Common Stock issued in such IPO constitutes at least 20% of the Common Stock or (ii) the gross proceeds to the Company and any selling stockholders, in the aggregate, is at least $75 million before deducting underwriting discounts, commissions and offering expenses and (b) which results in the Common Stock being held by at least 500 holders of record within the meaning of Rule 12g5-1 under the Exchange Act.

       "Negotiated Transaction" shall have the meaning set forth in Section 4.


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       SECTION 2. Term. The term of this Agreement shall be five years unless terminated by the CPI Group upon 30 days written notice within six months of the occurrence of (i) a Termination Event, a Goldman Change of Control, a Constellation Disposition or a Goldman Disposition, as such terms are defined in the CPS Strategic Alliance Agreement, (ii) the termination of the CPS Strategic Alliance Agreement or the COSI Strategic Alliance Agreement, or (iii) the liquidation of the Company.

       SECTION 3. Auctions. With respect to a Facility which is the subject of an Auction, the CPI Group shall be prohibited from bidding, and shall not bid, or take any steps with the seller of the Facility or any other third party to materially further the acquisition of such Facility, or any interest thereon (other than actions contemplated by the CPS Strategic Alliance Agreement or the COSI Strategic Alliance Agreement) ("Acquisition Actions"), unless the Company provides the CPI Group with prior written notice that the CPI Group may take Acquisition Actions with respect to such Facility (the "Granting Notice"). Any Granting Notice shall be given by the Company in the sole discretion of the Company and under no circumstance shall the Company be under an obligation to provide a Granting Notice. If the Company provides to the CPI Group a Granting Notice with respect to a Facility, the CPI Group may, subject to Section 5 hereof, take any and all Acquisition Actions with respect to such Facility. The Company may, but shall be under no obligation to, proceed with Acquisition Actions with respect to a Facility for which it did not provide a Granting Notice.

       SECTION 4: Negotiated Transactions. If CPI wishes to take Acquisition Actions with respect to a Facility (the "Subject Facility") which is not the subject of an Auction (any transaction, or attempted transaction, to acquire any such Facility, or an interest therein, is referred to as a "Negotiated Transaction"):

                     (i) the CPI Group shall provide, in good faith, taking into account all relevant facts and circumstances, the Company with written notice (a "Facility


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Notice") including (a) the identity of the Subject Facility, (b) a statement that the CPI Group, subject to this Section 4, intends to take Acquisition Actions to purchase such Subject Facility, or an interest therein, and (c) a statement that the CPI Group believes it has a reasonable probability of acquiring such Subject Facility, or an interest therein, in such Negotiated Transaction. The Company shall provide a written response (a "Response") to any and all Facility Notices, which Response shall indicate whether or not the Company intends to take Acquisition Actions with respect to the purchase of the Subject Facility, or an interest therein (a Response stating that the Company does not have such intention is referred to as a "No Intention Response"). Such Response shall be given in good faith, taking into account all relevant facts and circumstances, within sufficient time (a "Response Period") to allow the CPI Group, if a No Intention Response is given, to pursue, on a commercially reasonable basis, the purchase of such Subject Facility, or an interest therein, in the Negotiated Transaction. Prior to the receipt of a Response to a Facility Notice, the CPI Group shall take no Acquisition Actions with respect to the Subject Facility.

                     (ii) In the event the Company indicates in a Response that it intends to take Acquisition Actions with respect to the purchase of the Subject Facility, or an interest therein, through a Negotiated Transaction (a "Positive Response"), the CPI Group shall be precluded from taking any Acquisition Actions with respect to the Subject Facility; provided, however, that in the event that the Company, after initially giving a Positive Response with respect to the purchase of such Subject Facility, or an interest therein, subsequently decides not to pursue such purchase, the Company shall promptly provide a No Intention Response to the CPI Group with respect to such Subject Facility. If the Company gives a No Intention Response, the CPI Group shall have, subject to Section 5 below, the right to take Acquisition Actions with respect to the purchase of the Subject Facility, or an interest therein.


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                     (iii)  In the event that, during negotiations with respect to a Negotiated Transaction, the seller of the Subject Facility commences an Auction, the provisions of Section 3 shall apply to such Subject Facility, and CPI shall immediately terminate any Acquisition Actions with respect to such Subject Facility unless a Granting Notice is given with respect to such Subject Facility.

       SECTION 5. The Company's Right to Share Interests in Facilities. In the event that the CPI Group is not prohibited from proceeding with Acquisition Actions with respect to any Facility pursuant to this Agreement and enters into a letter of intent with respect to the purchase of such Facility or any interest therein, immediately following the execution of such letter of intent, the CPI Group shall, in writing, offer (the "Company Offer") the Company the right to acquire such percentage designated by the Company up to a maximum 50% of the interest to be acquired by the CPI Group in such Facility (absent an investment by the Company pursuant to this Section 5) upon the same terms and conditions (including any rights for breaches of representations, warranties and covenants or for indemnification against the seller of the Facility) and at the same time as the CPI Group would acquire its interest in such Facility pursuant to such transaction, with the CPI Group and the Company each bearing a proportionate share of the out-of-pocket transaction costs borne by the CPI Group and the Company in connection with such acquisition (but not including any costs borne by the Facility or the entity that will own the Facility after the acquisition). Such acquisition by the Company pursuant to a Company Offer shall be structured either as a purchase from the seller simultaneous with the CPI Group's purchase from the seller, or a simultaneous purchase by the CPI Group and sale to the Company, of the appropriate portion of the interest purchased by the CPI Group from the seller of the Facility (any such sale of an interest to the Company pursuant to this Section 5 is referred to as an "Interest Sale"). The Company shall accept or reject such Company Offer within ten business days of receipt of the Company Offer.


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Notwithstanding the foregoing, if the seller of the Facility precludes the CPI
Group from consummating an Interest Sale, the CPI Group may complete the transaction without making a Company Offer; provided, that the CPI Group shall use its reasonable efforts thereafter to consummate an Interest Sale pursuant to this Section 5 as soon as practicable thereafter.

       SECTION 6. Mutual Right of First Offer. If the Company and the CPI Group (each a "Stakeholder") each hold an interest (an "Interest") in a Facility acquired in accordance with Section 5 and either party wishes to sell its interest in such Facility, and such sale is not combined with the sale of any other Interest in any other Facility (other than another Facility in which each Stakeholder owns an interest acquired in accordance with Section 5), then the party wishing to sell (the "Selling Stakeholder") shall seek to sell such Interest in accordance with the following procedures:

                            (A) The Selling Stakeholder, together with its Affiliates, shall first deliver to the non-selling Stakeholder (the "Non-Selling Stakeholder") a written notice (a "Section 6 Offer Notice"), which shall (i) state the Selling Stakeholder's intention to sell its Interest, the percentage and type of Interest intended to be Sold (the "Subject Interest"), the proposed purchase price therefor and a summary of the other material terms of the proposed sale and (ii) offer the Non-Selling Stakeholder the option to acquire all or a portion of such Subject Interest upon the terms and subject to the conditions of the proposed sale as set forth in the Section 6 Offer Notice (the "Section 6 Offer"); provided that such Section 6 Offer may provide that it must be accepted by the Non-Selling Stakeholder on an all or nothing basis (an "All or Nothing Sale"). The Section 6 Offer shall


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              remain open and irrevocable for the periods set forth below (and, to the extent the Section 6 Offer is accepted during such periods, until the consummation of the sale contemplated by the Section 6 Offer). For a period of 20 days after delivery of the Section 6 Offer Notice (the "Section 6(A) Acceptance Period"), the Non-Selling Stakeholder shall have the right to accept all or any part of the Subject Interest at the purchase price, in cash, and on the terms stated in the Section 6 Offer Notice; provided, however, that, if the Section 6 Offer contemplated an All or Nothing Sale, the Non-Selling Stakeholder may accept, during the
              Section 6(A) Acceptance Period, all, but not less than all of the Subject Interest, at the purchase price and on the terms stated in the Section 6 Offer Notice. If a Section 6 Offer is accepted, the Non-Selling Stakeholder shall be irrevocably obligated to consummate the purchase as set forth in Section 6(C) below. Such acceptance shall be made by delivering a written notice to the Selling Stakeholder within the Section 6(A) Acceptance Period.

                            (B) If effective acceptance shall not be received pursuant to Section 6(A) above with respect to the entire Subject Interest offered for sale pursuant to the Section 6 Offer Notice, then the Selling Stakeholder may enter into a binding agreement to sell all or any portion of the Interest so offered for sale and not so accepted, at a price not less than the price, and on terms not more favorable to the purchaser thereof than the terms, stated in the Section 6 Offer Notice at any time within 120 days


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              after the expiration of the Section 6(A) Acceptance Period (the
              "Sale Period"); provided, however, that if the Section 6 Offer contemplated an All or Nothing Sale, the Selling Stakeholder may sell all, but not less than all, of the Interest so offered. To the extent the Selling Stakeholder sells all or a portion of the Interest so offered for sale during the Sale Period, the Selling Stakeholder shall promptly notify the Non-Selling Stakeholder as to (i) the Interest, if any, that the Selling Stakeholder then owns, (ii) the Interest percentage that the Selling Stakeholder has sold, (iii) the terms of such sale and (iv) the identity of the purchaser(s) of any Interest sold. In the event that the entire Interest is not sold by the Selling Stakeholder during the Sale Period, the right of the Selling Stakeholder to sell such Interest shall expire and the obligations of this Section 6 shall be reinstated; provided, however, that, in the event that the Selling Stakeholder determines, at any time during the Sale Period, that the sale of the entire Interest on the terms set forth in the Section 6 Offer Notice is impractical, the Selling Stakeholder may terminate the offer and reinstate the procedure provided in this Section 6 without waiting for the expiration of the Sale Period; and provided further, however, that the Selling Stakeholder shall not give a Section 6 Offer Notice with respect to a transaction relating to the Facility which is the subject of the Section 6 Offer Notice which would require compliance with this Section 6 for a period of at least 60 days from the last day of the Sale Period.


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                            (C)    All sales of Subject Interest to the
              Non-Selling Stakeholder shall be consummated at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, or at such other place as the parties to such sales may agree, on the later of (i) a mutually satisfactory business day within 20 days after the expiration of the Section 6(A) Acceptance Period or (ii) if applicable, the fifth business day following the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or the receipt of any other regulatory approvals applicable to such sales, or at such other time as the parties to such sales may agree. The delivery of certificates or other instruments evidencing such Subject Interest duly endorsed for transfer shall be made on such date against payment of the purchase price for such Subject Interest.

                            (D) The provisions of this Section 6: (i) shall not apply to any sale of an Interest by a Stakeholder to an Affiliate of such Stakeholder and (ii) shall not permit the Sale of any Interest to an entity which, as a result of such entity holding an ownership interest in the Facility, would have a material adverse regulatory effect on the ability of the Facility or its affiliated entities (a) to sell power from generating assets owned by the Facility or its affiliated entities at market-based rates or (b) to acquire additional generating assets in the United States or Canada and to sell such power at market-based rates.


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       SECTION 7. Representations and Warranties. Each party represents and warrants to the other parties that: (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) it has all regulatory authorizations necessary for it to legally perform its obligations under this Agreement and any other documentation relating to this Agreement, (iii) the execution, delivery and performance of this Agreement and any other documentation relating to this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any material contracts to which it is a party or any law, rule or regulation material to it or order or the like applicable to it, (iv) this Agreement and each other document executed and delivered in accordance with this Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms, (v) there are no bankruptcy proceedings pending or being contemplated by it or, to its knowledge, threatened against it, and (vi) there is not pending or, to its knowledge, threatened against it or any of its affiliates, any legal proceedings that could materially adversely affect its ability to perform its obligations under this Agreement or any other document relating to this Agreement to which it is a party.

       SECTION 8. Assignment. No party shall assign this Agreement or its rights or obligations hereunder to any party without the prior written consent of the other party; provided, however, that any party hereto may assign its rights under Sections 5 and 6 hereunder to any affiliate of such party.

       SECTION 9. Amendment and Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective against any party unless such modification, amendment or waiver is approved in writing by such party. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.


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       SECTION 10. Severability. Whenever possible, each provision of this
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

       SECTION 11. Entire Agreement. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

       SECTION 12. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

       SECTION 13. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered or sent by facsimile or reputable overnight courier service (charges prepaid) to the Company, BGE and CPI at the addresses set forth below, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or on receipt.

         The Company's address is:      c/o John Bu

                                        GS Capital Partners II, L.P.


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                                        85 Broad Street, 19th Floor

                                        New York, New York  10004

                                        Facsimile:  (212) 357-5505

                                        Attention:  Jack Fusco

                                        with a copy to:

                                        Fried, Frank, Harris, Shriver & Jacobson

         One New York Plaza

         New York, New York  10004

         Facsimile:  (212) 859-8000

         Attention:  Paul M. Reinstein, Esq.

         and a copy to:

         GS Capital Partners II, L.P.

         85 Broad Street

         New York, New York  10004

         Facsimile:  (212) 902-3000

         Attention:  David J. Greenwald, Esq.



         CPI's address is:              250 West Pratt Street, 23rd Floor

                                        Baltimore, Maryland  21201

                                        Facsimile:  (410) 783-3632

                                        Attention:  Secretary


         With a copy to:                Constellation Power Source, Inc.
                                        39 West Lexington Street


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                                        Baltimore, Maryland  21201

                                        Facsimile:  (410) 234-7866

                                        Attention:  David M. Perlman, Esq.

         BGE's address is:              39 West Lexington Street

                                        Baltimore, Maryland  21201

                                        Facsimile:  (410) 234-5643

                                        Attention:  David A. Brune

       SECTION 14. Governing Law and Jurisdiction. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

       SECTION 15. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

       SECTION 16. Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

       SECTION 17. Remedies. The sole remedy conferred upon the Company with respect to a material breach of Sections 3, 4, 5 or 6 of this Agreement (a "Material Breach") by BGE or CPI (or any affiliate of BGE or CPI) shall be the right to terminate (i) the CPS Strategic Alliance Agreement (and the underlying Power Sales and Brokerage Agreements entered into thereunder) pursuant to
Section 5(c)(i)(D) thereof and (ii) the COSI Strategic Alliance Agreement (and the underlying Operating Agreements


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thereunder) pursuant to Section 5(c)(i)(D) thereof. With respect to any other breach, the parties shall have such remedies as are available under law for direct damages or under equity. In no case shall any party be liable to the other for a breach of this Agreement for consequential, indirect, punitive or special damages.

       SECTION 18. Excluded Assets. Notwithstanding the foregoing, the CPI Group shall have the right to take Acquisition Actions, and the provisions of Sections 5 and 6 shall not apply to such Acquisition Actions, (i) with respect to the Facilities being offered for sale by General Public Utilities as long as such sale process is conducted by Goldman Sachs & Co. and such current sale process is not cancelled, (ii) with respect to the two Facilities located in the Western United States which are subject to confidentiality agreements ("Listed Facilities"), for a period of 12 months from the date of this Agreement (the "Permitted Period"), (iii) after the Permitted Period, with respect to the closing of a binding agreement which is executed during the Permitted Period, for the purchase of any Listed Facility, and (iv) with respect to an interest in an existing Facility owned by the CPI Group as of the date of this Agreement. The parties hereto recognize that in the event the CPI Group divests any of its existing BGE utility generating plants and replaces such generating plants with other Facilities without complying with Sections 3, 4, 5, or 6, the termination provision of Section 17 hereto shall apply.

       SECTION 19. Confidentiality. Except as required by law or regulation, or unless publicly disclosed prior thereto, no party to this Agreement or their affiliates shall disclose the terms of this Agreement to any person other than their respective representatives and agents; provided, however, the Company may disclose the terms of this Agreement to any third party, or its representatives or agents, who may be interested in investing in, or providing financing to, the Company.

       SECTION 20. Dispute Resolution. (a) The resolution of any controversy, claim or dispute (a "Material Breach Dispute") as to whether a Material Breach has occurred


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shall be determined in the following manner: (a) the Chief Executive Officer of each of the Company and any member of the CPI Group shall meet in a good faith effort to reasonably resolve any such Dispute, (b) if such Chief Executive Officers are unable to resolve the Dispute within 15 days after notice of a Material Breach (a "Material Breach Notice") is given pursuant to Section 5(c)(i) of the CPI Strategic Alliance Agreement or Section 5(c)(i) after COSI Strategic Alliance Agreement, or upon the request of either Chief Executive Officer, the Chairman of the Board of each of the Company and any member of the CPI Group, or an equivalent director or officer, shall meet in a good faith effort to reasonably resolve any such Dispute, and (c) if the Chairman of the Board of each of the Company and any member of the CPI Group are unable to reach a resolution within 30 days after a Material Breach Notice is given, upon the request of either Chairman of the Board, the conflict shall be referred to and then settled by binding arbitration in Delaware, administered by the American Arbitration Association in accordance with the Expedited Procedures of its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Following 30 days after a Material Breach Notice is given, nothing in this Section 20(a) shall require the Company to delay or forbear from exercising its rights under Section 17 hereof or Section 5(c)(i) of the CPS Strategic Alliance Agreement or Section or 5(c)(i) of the COSI Strategic Alliance Agreement relating to a Material Breach, during the pendency of any Material Breach Dispute resolution process.

       (b) The resolution of any controversy, claim or dispute other than a dispute as to whether a Material Breach has occurred (an "Other Dispute") arising out of or relating to this Agreement (including, without limitation, any questions of interpretation of this Agreement) shall be determined in the following manner: (a) the parties shall immediately commence negotiations to settle any Other Dispute, (b) if the parties are unable to resolve the Other Dispute within 30 days from the date on which the parties


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initially commenced negotiations with respect to such Other Dispute, upon the request (the "First Trigger") of either the Company or the CPI Group at any time after such 30 day period, the Chief Executive Officer of each of the Company and any member of the CPI Group shall meet in a good faith effort to reasonably resolve any such Other Dispute, (c) if such Chief Executive Officers are unable to resolve the Other Dispute within 15 days of the First Trigger (the "CEO Period"), or upon the request (such request or the expiration of the CEO Period is referred to as the "Second Trigger") of either Chief Executive Officer, the Chairman of the Board of each of the Company and any member of the CPI Group, or an equivalent director or officer, shall meet in a good faith effort to reasonably resolve any such Other Dispute, and (d) if the Chairman of the Board of each of the Company and any member of the CPI Group are unable to reach a resolution within 15 days of the Second Trigger, or upon the request of either Chairman of the Board, the conflict shall be referred to and then settled by binding arbitration in Delaware, administered by the American Arbitration Association in accordance with the Expedited Procedures of its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

                           [INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   ORION POWER HOLDINGS, INC.

                                   By:
                                      --------------------------------------
                                      Name:  Jack Fusco
                                      Title: Chief Operating Officer


                                   BALTIMORE GAS AND ELECTRIC COMPANY

                                   By:
                                      --------------------------------------


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                                      Name:  C. H. Poindexter
                                      Title: Chairman of the Board


                                   CONSTELLATION POWER, INC.

                                   By:
                                      --------------------------------------
                                      Name:  J. F. Walter
                                      Title: President